[Investors Bancorp, Inc GRAPHIC OMITTED]


                  101 JFK Parkway Short Hills, NJ 07078
                                                                    news release
                                                    Contact:  Domenick Cama ISBC
                                                                  (973) 924-5105
                                                                 dcama@isbnj.com


Investors Bancorp, Inc. Announces Management Succession Plan


Mr. Patrick J. Grant, Chairman of the Board of Investors Bancorp Inc., today announced the following management changes for both the Company and Investors Savings Bank, which are intended to take effect as of December 31, 2007. Robert
M. Cashill, President and Chief Executive Officer (CEO), having attained the age of 65, will retire from service as an executive officer as of December 31, 2007. Mr. Cashill will remain on the Board of Directors of both organizations following his retirement. Kevin Cummings, currently Executive Vice President and Chief Operating Officer (COO), will succeed Mr. Cashill as President and CEO of the Company and the Bank. Mr. Cummings will be appointed to the Board of Directors of the Company and the Bank concurrent with Mr. Cashill's retirement. Domenick A. Cama, currently Executive Vice President and Chief Financial Officer
(CFO), will be appointed COO and will retain the title of Executive Vice President. Mr. Thomas F. Splaine, Jr. will succeed Mr. Cama as CFO, retaining the title of Senior Vice President. Chairman Grant also announced that Richard
S. Spengler, Senior Vice President-Commercial Real Estate, will be named Chief Lending Officer of the Bank and the Company.